Exhibit 99.8(j)(i)
SECOND AMENDMENT TO
FUND PARTICIPATION AGREEMENT

This Amendment (this “Amendment”) dated September 1, 2020 amends the Fund Participation Agreement dated July 1, 2017, (the “Agreement”) made by and among Protective Life Insurance Company, a life insurance company organized under the laws of the State of Tennessee, (the “Company”) on behalf of its separate accounts and associated contracts listed on Schedule A to the Agreement, and Northern Lights Variable Trust (the “Trust”) on behalf of its series listed on Schedule B to the Agreement.

WHEREAS, the parties wish to amend the Agreement to update the separate accounts listed in Schedule A and the Funds listed in Schedule B;

NOW THEREFORE, the Trust and the Company hereby agree to amend the Agreement as follows:

  Schedules A and B.  Schedules A and B to the Agreement are hereby deleted in their entirety and replaced with Schedules A and B attached hereto.
  Ratification and Confirmation of Agreement.  In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis.  To the extent the provisions of the Agreement have not been amended by this Amendment, the Parties hereby confirm and ratify the Agreement.
  Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.
  Full Force and Effect.  Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.
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IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first above written.

NORTHERN LIGHTS VARIABLE TRUST ON BEHALF OF EACH FUND LISTED ON SCHEDULE B	PROTECTIVE LIFE INSURANCE COMPANY ON BEHALF OF ITSELF AND EACH SEPARATE ACCOUNT LISTED ON SCHEDULE A

By:________________________________	By:_________________________________
Name: Stephanie Shearer	Name:
Title: Secretary	Title:

SCHEDULE A
Amended and Restated as of December 1, 2020
Separate Accounts and Associated Contracts
Separate Account and Date Established by the Board of Directors	Contracts/Policies Funded by the Separate Account
Protective Variable Life Separate Account (February 22, 1995)	Protective® Investors Choice VUL Protective® Strategic Objectives VUL Strategic Objectives VUL II
Protective Variable Annuity Separate Account (December 23, 1993)	Protective® Investors Benefit Variable Annuity
PLICO Variable Annuity Account S (July 2, 2020)	Schwab Genesis Advisory Variable Annuity
Protective COLI PPVUL Separate Account (April 14, 2020)	Protective® Executive Benefits Private Placement VUL

SCHEDULE B
Amended and Restated as of December 1, 2020

Participating Portfolios
Fund	Classes
TOPS® Conservative ETF Portfolio	Class 1 Class 2
TOPS® Balanced ETF Portfolio	Class 1 Class 2
TOPS® Moderate Growth ETF Portfolio	Class 1 Class 2
TOPS® Growth ETF Portfolio	Class 1 Class 2
TOPS® Aggressive Growth ETF Portfolio	Class 1 Class 2
TOPS® Managed Risk Growth ETF Portfolio	Class 2
TOPS® Managed Risk Moderate Growth ETF Portfolio	Class 2
TOPS® Managed Risk Balanced ETF Portfolio	Class 2